                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104493

                                                           Prospectus Supplement
                                            (to Prospectus dated April 24, 2003)


                            LNR PROPERTY CORPORATION

         5.5% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

This Prospectus Supplement supplements the Prospectus dated April 24, 2003 relating to $235,000,000 aggregate principal amount of our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023 and the shares of our common stock into which those Notes are convertible.

The following are the Selling Securityholders at the date of this Prospectus Supplement. We obtained the information about Notes beneficially owned and that may be offered by the Prospectus, and about shares of Common Stock beneficially owned, from the individual Selling Securityholders. We have not attempted to verify that information.


                                                           PRINCIPAL AMOUNT OF NOTES              NUMBER OF SHARES
                                                        BENEFICIALLY OWNED AND THAT MAY     OF COMMON STOCK BENEFICIALLY
SELLING SECURITYHOLDER                                   BE OFFERED BY THIS PROSPECTUS                OWNED(1)
----------------------                                  -------------------------------     ----------------------------
Innovest Finanzdienstle                                        $  1,500,000                              33,127
S.A.C. Capital Associates, LLC                                 $  2,000,000                              44,169
BNP Paribas Equity Strategies, SNC                             $ 11,571,000                             255,543
CooperNeff Convertible Strategies (Cayman) Master
   Fund, LP                                                    $  7,917,000                             174,845
Context Convertible Arbitrage Offshore Ltd.                    $    415,000                               9,165
Context Convertible Arbitrage Fund, LP                         $    665,000                              14,686
Arkansas PERS                                                  $    385,000                               8,502
ICI American Holdings Trust                                    $    125,000                               2,760
Zeneca Holdings Trust                                          $    135,000                               2,981
Delaware PERS                                                  $    540,000                              11,925
Syngenta AG                                                    $     90,000                               1,987
Prudential Insurance Co of America                             $     35,000                                 772
Boilermakers Blacksmith Pension Trust                          $    500,000                              11,042
State of Oregon/Equity                                         $  1,700,000                              37,544
Duke Endowment                                                 $     95,000                               2,098
Louisiana CCRF                                                 $     70,000                               1,545
Delta Airlines Master Trust                                    $    225,000                               4,969
Froley Revy Investment Convertible Security Fund               $     55,000                               1,214
Sturgeon Limited                                               $  1,512,000                              33,392
JP Morgan Securities Inc.                                      $ 12,750,000                             281,581
Akela Capital Master Fund, Ltd.                                $  5,000,000                             110,424
Laurel Ridge Capital LP                                        $  1,000,000                              22,084
Alpine Associates                                              $  9,700,000                             214,222

                                                           PRINCIPAL AMOUNT OF NOTES              NUMBER OF SHARES
                                                        BENEFICIALLY OWNED AND THAT MAY     OF COMMON STOCK BENEFICIALLY
SELLING SECURITYHOLDER                                   BE OFFERED BY THIS PROSPECTUS                OWNED(1)
----------------------                                  -------------------------------     ----------------------------
Alpine Partners, L.P.                                          $  1,300,000                              28,710
Tribeca Investments L.T.D                                      $  2,000,000                              44,169
Grace Convertible Arbitrage Fund, Ltd.                         $  5,000,000                             110,424
LLT Limited                                                    $    156,000                               3,445
Wachovia Securities Inc.                                       $  8,500,000                             187,720
Common Fund Event Driven Co, Ltd. c/o Levco                    $     65,000                               1,435
Levco Alternative Fund Ltd.                                    $  2,197,000                              48,520
Citi JL Ltd.                                                   $     87,000                               1,921
Lyxor/JLC Fund Ltd.                                            $    167,000                               3,688
Purchase Associates, L.P.                                      $    484,000                              10,689
Highbridge International LLC                                   $ 33,000,000                             728,798
Forest Fulcrum Fund LLP                                        $    404,000                               8,922
BGI Global Investors c/o Forest Investment
   Management LLC                                              $    168,000                               3,710
Forest Multi-Strategy Master Fund SFC, on behalf of
   Series F, Multi-Strategy Segregated Portfolio               $    204,000                               4,505
Zurich Master Hedge Fund c/o Forest Investment
   Management LLC                                              $    260,000                               5,742
Forest Global Convertible Fund Series A-5                      $  1,896,000                              41,872
Lyxor Master Fund c/o Forest Investment Management
   LLC                                                         $    632,000                              13,957
Relay 11 Holdings c/o Forest Investment Management
   LLC                                                         $     80,000                               1,766
RBC Alternative Assets LP c/o Forest Investment
   Management LLC                                              $    160,000                               3,533
RBC Alternative Assets LP                                      $    500,000                              11,042
Sphinx Convertible Arbitrage c/o Forest Investment
   Management LLC                                              $     40,000                                 883
Banc of America Securities LLC                                 $  3,250,000                              71,775
Sunrise Partners Limited Partnership                           $ 13,875,000                             306,426
Man Convertible Bond Master Fund, Ltd.                         $  3,622,000                              79,991
St. Thomas Trading, Ltd.                                       $ 10,378,000                             229,196
Arbitex Master Fund L.P.                                       $  3,000,000                              66,254
                                                               ------------                        ------------
                                                               $149,410,000                           3,299,670


(1) Including the shares the selling securityholder would acquire if the selling securityholder converted all its Notes.

May 4, 2003